Exhibit 23.5

June 11, 2010

Board of Directors

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings & Loan

333 Church Street

Naugatuck, CT 06770

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of Naugatuck Valley Financial Corporation provided by FinPro in the Form AC and Registration Statement on Form S-1 (“Registration Statement”), including the prospectus filed by Naugatuck Valley Financial Corporation and any amendments thereto.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com